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                     April 19, 2024

       Melissa N. Schaeffer
       Senior Vice President and Chief Financial Officer
       Air Products & Chemicals, Inc.
       1940 Air Products Boulevard
       Allentown, Pennsylvania 18106-5500

                                                        Re: Air Products &
Chemicals, Inc.
                                                            Form 10-K for
Fiscal Year Ended September 30, 2023
                                                            File No. 001-04534

       Dear Melissa N. Schaeffer:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Industrial Applications and

                     Services